KAIROS Holdings, Inc. closes Definitive Agreement with Entellectual Solutions Properties Group, Corp.

Orlando, Fla. --- (BUSINESS WIRE) --- December 15, 2005 -- KAIROS Holdings, Inc. (OTCBB:KROH) announced today that it closed a definitive agreement with Entellectual Solutions Properties Group, Corp. (ESPG), a Florida corporation owned in part by EliteCorp LLC.

EliteCorp LLC ("Elite"), located in Tampa Bay, Florida, is a firm which specializes in corporate turn-arounds, roll-ups, M&A, incubation and start-ups. Armed with a broad base of industrial and financial experience, the firm can guide companies in a wide variety of industries, including facilitating public companies, acquisitions, mergers, strategic alliances, and turn-arounds, as well as integrating national data communication networks, facilities management, and healthcare computer system technologies.

The agreement involved the exchange of eighty percent (80%) of ESPG stock for forty percent 40% of KROH stock whereby ESPG became a subsidiary of KROH. The transaction with ESPG will bring approximately eight million in net asset value to KROH. ESPG currently has three product lines; Campus, a technology providing enterprise level ASP, VitalTrust, a nationwide network of Community Healthcare Information Utilities for healthcare information archive and provider share technology, and Health Centrics, a fully developed medical practice manager designed from the outset in the Application Service Provider model.

Chuck Broes of EliteCorp LLC stated, "ESPG is excited about the newly formed relationship with KROH, the combined management team is impressive and a solid "go to" team." ESPG is focused on developing, acquiring, integrating and delivering vital technologies and solutions to market. ESPG technologies are proprietary and each provide a competitive barrier to entry.

About KROH Holdings, Inc.
KROH Holding Inc. is a Business Development Company under the Investment Act of 1940 aggressively seeking opportunities in distressed, emerging and fast growth industries. www.kairosholdings.com


SAFE HARBOR

The statements made in this release constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company's products in the marketplace, competitive factors and other risks detailed in the Company's periodic report Filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.





Contact:
Jack Craig                                          KMA Capital Partners, Ltd.
                                                    7658 Municipal Drive
                                                    Orlando, Florida  32819
                                                    Ph: 407-370-4300
                                                    Fax: 407 226-3977
                                                    info@KMAcapital.com
                                                    www.KMAcapital.com

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Source: KROH Holdings Inc